Exhibit 99.2

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

FOR IMMEDIATE RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

(847) 653-1991

E-Mail:  jyork@mbfinancial.com

Additional contact at MB Financial Bank, N.A.:

Karen A. Perlman — SVP, Chief Marketing Officer

(847) 653-1788

E-Mail:  kperlman@mbfinancial.com

MB FINANCIAL BANK ACQUIRES DEPOSITS AND LOANS OF BENCHMARK BANK

LOOKS FORWARD TO SERVING BENCHMARK BANK’S LOCAL RETAIL AND BUSINESS CUSTOMERS

CHICAGO, IL — (December 4, 2009) Mitchell Feiger, president and CEO of MB Financial, Inc. (NASDAQ: MBFI) announced that MBFI’s subsidiary, Chicago-based MB Financial Bank, N.A., acquired certain deposits and loans of Aurora-based Benchmark Bank at the close of business today in a transaction facilitated by the Federal Deposit Insurance Corporation (FDIC).

“We understand that these are concerning times for bank customers and we are pleased to work with the FDIC to provide a safe and secure banking home for Benchmark Bank customers,” says Feiger. “MB looks forward to serving the banking needs of Benchmark Bank’s local retail and business customers.  Customers can be assured that their deposits are safe and remain readily available to them,” says Feiger. “MB has been providing banking services for nearly 100 years and has a healthy balance sheet and a strong capital and liquidity position.”

Benchmark locations will reopen on Saturday, December 5, 2009 and operate as branches of MB Financial Bank.  Customers should continue to bank as usual.

Based on financial data as of September 30, 2009, MB has assumed approximately $179 million of Benchmark Bank deposits, approximately $4 million of brokered deposits were not assumed.  No deposit premium was paid on the assumed deposits.  Assets were purchased at a discount of approximately $34.2 million and are subject to a loss-sharing agreement with the FDIC, whereby MB Financial Bank will share in losses on approximately $137 million of the assets acquired.

Customers who have questions about today’s transaction can call the FDIC toll-free at 1.800.356.1848. The phone number will be operational this evening until 9 p.m., CT; on Saturday from 9 a.m. to 6 p.m., CT; on Sunday from noon to 6:00 p.m., CT; and thereafter from 8:00 a.m. to 8:00 p.m., CDT. Interested parties can also visit the FDIC’s Web site at http://www.fdic.gov/bank/individual/failed/benchmark-il.html.

MB Financial, Inc. will host a conference call at 9:00 a.m. CDT on December 7, 2009.  The number to call in the United States is 1.866.362.4829 (Passcode: 37048869).  If this time is inconvenient, a digital recording will be available two hours after the conference from December 7, 2009 at noon to December 14, 2009 by dialing into 1.888.286.8010 in the United States (Passcode: 86114869)  This call is being webcast and can be accessed via the company’s web site at www.mbfinancial.com under Investor Relations.

MB Financial Bank is a locally-operated financial institution that has been delivering competitive personalized service for nearly 100 years to businesses and individuals who live and work in the Chicago metropolitan area.  MB Financial Bank has more than $10 billion in assets and over 80 locations.  Information about MB Financial can be found at www.mbfinancial.com.

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Safe Harbor Statement: Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in such statements, as discussed in MB Financial Inc.’s filings with the Securities and Exchange Commission.